Exhibit 99.1
Contact: John Moran	FOR IMMEDIATE RELEASE
(860) 728-7062	www.utc.com

BRIAN C. ROGERS, T. ROWE PRICE CHAIRMAN,
AND FREDRIC G. REYNOLDS, FORMER CBS EXECUTIVE,
  JOIN UNITED TECHNOLOGIES BOARD OF DIRECTORS

      FARMINGTON, Conn., Dec. 10, 2015 – United Technologies Corp. (NYSE: UTX) today announced Brian C. Rogers, Chairman of global investment management firm T. Rowe Price Group Inc., and Fredric G. Reynolds, former Chief Financial Officer of CBS Corporation, have been elected to UTC's Board of Directors, effective Jan. 1. They join 11 other board members, 10 of whom are independent.

      "Brian and Fred are widely respected throughout the business world for their financial expertise and clear understanding of investor interests and how great companies are run," said Edward A. Kangas, non-executive Chairman of UTC's Board of Directors. "We welcome them to our board as we continue building long-term sustainable value for UTC shareholders."

      Rogers, 60, has 36 years of investment experience, 33 of which have been at T. Rowe Price Group. He has served as Chairman of the Price Group board since 2007 and as the company's Chief Investment Officer since 2004. He managed one of the firm's biggest funds, the T. Rowe Price Equity Income Fund, for 30 years. T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries.

      Reynolds, 65, served as Executive Vice President and Chief Financial Officer of CBS Corporation from January 2006 until his retirement in August 2009. Earlier, he served as President and CEO of Viacom Television Stations group; as Executive Vice President and Chief Financial Officer of Viacom Inc.; as Executive Vice President and Chief Financial Officer of CBS Corp. and its predecessor, Westinghouse Electric Corporation; and at PepsiCo Inc. for 13 years in various financial roles, including Chief Financial Officer. He is currently a director of Hess Corporation and Mondelez International, and previously served on the board of AOL Inc.

      United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries worldwide. To learn more about UTC, visit the website at www.utc.com or follow the company on Twitter: @UTC

UTC-IR
# # #